99.4
NOTICE OF CONDITIONAL FULL REDEMPTION

The Hertz Corporation
6.75% Senior Notes due 2019
CUSIP Number 428040CJ6 *

NOTICE IS HEREBY GIVEN, pursuant to the Indenture referred to below, that The Hertz Corporation, a Delaware corporation (the “Company”), has elected to redeem, subject to the satisfaction of the conditions precedent as set forth below, on the Redemption Date (as defined below), $450,000,000 in aggregate principal amount of Outstanding Notes under the Indenture, which represents all of the Outstanding Notes, at the Redemption Price set forth below. As further described below, in the Company’s discretion, the Redemption Date may be delayed until such time as such conditions precedent shall be satisfied as provided below, or such redemption may not occur and this notice may be rescinded in the event that any or all such conditions precedent shall not have been so satisfied by the Redemption Date, or by the Redemption Date as so delayed.
As used herein, the term “Indenture” means the Indenture, dated as of February 8, 2011, as supplemented, among the Company, the Subsidiary Guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Indenture.
The Redemption Price with respect to any redeemed Note is equal to:
(a)    100.000% of the principal amount of such Note, plus

(b)	the accrued but unpaid interest thereon to the Redemption Date ($13.875 per $1,000 principal amount of Notes assuming the Redemption Date is June 29, 2017).

The redemption will take place on June 29, 2017 or, if the conditions precedent set forth below are not satisfied as provided below on or prior to June 29, 2017, such later date (but not later than July 29, 2017) as such conditions precedent are so satisfied (such date of such redemption, the “Redemption Date”).
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* Neither the Company nor the Trustee shall be held responsible for the selection or use of any CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number listed in this Redemption Notice or printed on the Notes. They are included solely for convenience of the Holders.

The redemption is subject to the satisfaction of each of the following conditions precedent: (i) the consummation (as and when determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion), on or prior to June 29, 2017 (or such later date on or prior to July 29, 2017 as may be determined by the Company in its sole and absolute discretion) of the Transactions (as defined in Annex A hereto) on terms and conditions satisfactory in all respects to the Company in its sole and absolute discretion, including but not limited to the satisfaction (as determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion) of any condition precedent to such consummation under any agreement, instrument or other document providing for, governing or otherwise relating to any such Transaction, and (ii) the delivery to the Trustee of written notice by the Company (in its sole and absolute discretion) to the effect that such consummation of such Transactions has occurred (as so determined, and as and to the extent so required, by the Company), and the effectiveness of such written notice. The written notice referred to in clause (ii) of the foregoing sentence shall be effective upon delivery, if delivered on or prior to 12:00 p.m., New York City time on any given day, and if delivered after 12:00 p.m., New York City time on the date of delivery, shall be effective as of 12:01 a.m. New York City time the following Business Day unless the notice expressly states that it shall be effective as of the time of delivery.
The Company shall be entitled to delay, and may delay, the redemption of the Notes until such time as such conditions precedent shall be satisfied as provided above. Such redemption shall not occur in the event that such conditions precedent have not been so satisfied by July 29, 2017. In the event that such conditions precedent have not been so satisfied by such date, the Company will so notify the Trustee and the Holders of the Notes at the Holders’ addresses appearing in the Note Register, and upon any such notice, this redemption notice shall be rescinded and of no force or effect for any purpose.

Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of the Notes to the Trustee as follows:

Registered & Certified Mail:	Regular Mail or Air Courier:	In Person by Hand Only:

WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	WELLS FARGO BANK, N.A. Corporate Trust Services MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

By Facsimile Transmission: (612) 667-6282 Telephone: (800) 344-5128
Interest on the Notes shall cease to accrue on and after the Redemption Date, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.
IMPORTANT NOTICE
Noteholders may be subject, under certain circumstances, to backup withholding tax with respect to the redemption payment. Such backup withholding may be applicable if such noteholder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding, or (iii) otherwise comply with applicable backup withholding requirements. A noteholder who wishes to avoid the imposition of backup withholding tax should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when presenting a Note for payment.
The Hertz Corporation

Date:	May 30, 2017

ANNEX A

TRANSACTIONS
As used in this Notice of Redemption, the term “Transactions” means collectively, the following:

(1)
the receipt by the Company of gross proceeds in an amount equal to at least $1.0 billion (or such other amount as may be determined by the Company in its sole and absolute discretion) from the incurrence of additional indebtedness in a form, on terms and subject to conditions, and pursuant to documentation that is in each case in form and substance, satisfactory to the Company, in its sole and absolute discretion; and

(2)
all other transactions relating to any of the foregoing (including but not limited to payment of fees and expenses related to any of the foregoing) as determined by, and pursuant to documentation that is in each case in form and substance satisfactory to, the Company in its sole and absolute discretion.

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